Company Contact: UQM Technologies, Inc.

Donald A. French

Treasurer

(303) 278-2002

UQM TECHNOLOGIES REPORTS FIRST QUARTER OPERATING RESULTS

FOR IMMEDIATE RELEASE: 03-12

GOLDEN, COLORADO, July 23, 2002- UQM TECHNOLOGIES, INC. (AMEX: UQM), a developer of alternative energy technologies, today reported operating results for the quarter ended June 30, 2002. "Despite a continuing weak economy, revenue for the first quarter increased 6 percent compared to our previous fourth quarter," said William G. Rankin, UQM Technologies' President and Chief Executive Officer. "Our contract electronics manufacturing operation continues to be challenged by the business slowdown and we are working diligently to improve their financial performance. On the technology front, customer funded product development remains strong and production of our proprietary products is on track to achieve our predicted double digit annual growth rate this year."

Continuing operations for the first quarter resulted in a loss of $412,920 or $0.02 per common share on total revenue of $4,772,613 versus a loss from continuing operations of $172,679 or $0.01 per common share on total revenue of $6,509,793 for the first quarter last year. Earnings before interest, taxes, depreciation and amortization from continuing operations ("EBITDA") for the quarter was $(50,858) or nil per common share versus EBITDA from continuing operations of $319,650 or $0.02 per common share for the comparable quarter last year.

"Business conditions during the first quarter in the contract electronics manufacturing sector continued to be difficult. Order flow during the quarter at our electronics manufacturing unit remained weak. Electronic segment revenues declined 39 percent for the first quarter versus the first quarter last year, and segment losses for the quarter increased to $417,774 versus a loss of $65,179 for the first quarter last year. However, segment revenue rose 11 percent versus the fourth quarter and segment losses declined 41 percent to $417,774 versus a fourth quarter loss before the write-down of goodwill of $711,977. Collectively, technology and motor manufacturing operations had a 3 percent increase in revenue for the quarter versus the comparable quarter last year and turned in their second consecutive quarter of profitability from continuing operations," said Donald A. French, UQM Technologies' Treasurer and Chief Financial Officer. "Cash balances rose to $2.4 million at June 30, 2002 and term debt levels and line-of-credit borrowings were reduced substantially during the quarter to $535,681 at June 30, 2002 from $4,375,738 at the beginning of the quarter, reflecting the partial application of cash proceeds from a secondary offering of common stock and warrants to the reduction of debt. Overall, we are pleased with our financial performance for the quarter in what continues to be a difficult economic environment. "

Net loss for the quarter ended June 30, 2002 was $597,891 or $0.03 per share versus a net loss for the comparable quarter last year of $487,805 or $0.03 per share. EBITDA for the quarter was $(235,829) or $(0.01) per share compared to $281,716 or $0.02 per share for the same quarter last year.

Continued Mr. French, "During the quarter we completed the divestiture of our gearing operations resulting in an additional charge of $184,971 or $0.01 per share for discontinued operations reflecting lower than anticipated resale value for the gear manufacturing equipment. With the divestiture completed we can focus additional attention on our core business operations and there will be no further financial impact on the Company from the winding-down and divestiture of this non-core operation".

EBITDA is a broadly used financial term which many investment professionals use as an approximation of the operating cash flow generated by a business. Management believes that this information may be useful to investors in the Company due to the amount of noncash depreciation and amortization charges reported by the Company. Investors are cautioned, however, that EBITDA is not a replacement or substitute for net earnings or loss determined by the application of generally accepted accounting principles and our calculation of EBITDA may not be comparable to similarly titled disclosures made by other companies.

The Company will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss operating results for the first quarter. To attend the conference call, please dial 1-212-346-0283 approximately ten minutes before the conference is scheduled to begin. For anyone who is unable to participate in the conference, a recording will be available for 48 hours beginning at 6:30 p.m. Eastern Daylight Time today. To access the playback call 1-800-633-8284 and give reservation number 20765946. For international callers, dial 1-402-977-9140.

UQM Technologies, Inc. is a developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic inverters for the automotive, aerospace, telecommunications, medical, military and industrial markets. A major emphasis of the Company is developing products for the alternative energy technologies sector including power systems for electric, hybrid electric and fuel cell electric vehicles, 42 volt under-the-hood power accessories and distributed power generation applications. The Company's headquarters and engineering and product development center are located in Golden, Colorado. Manufacturing facilities are located in Frederick, Colorado (electric motors) and St. Charles, Missouri (electronic assemblies and wire harnesses). For more information on the Company, please visit its worldwide website at http://www.uqm.com.

This press release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this press release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, the development of markets for our products. Important risk factors that could cause actual results to differ from those contained in the forward-looking statements include our ability to be profitable, our ability to obtain additional financing, our reliance on major customers and suppliers, our ability to commercialize our products, our ability to manage growth and the possibility that product liability insurance may become unavailable to us.

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UQM TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

(unaudited)

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES
                    Consolidated Statements of Operations
                                 (unaudited)

                                                 Quarter Ended
                                 June 30,          June 30,      March 31,
                                   2002              2001           2002

    Revenue:
      Contract services            $771,152         676,231       793,331
      Product sales               4,001,461       5,833,562     3,704,659
                                  4,772,613       6,509,793     4,497,990

    Operating costs and expenses:
      Costs of contract services    658,489         517,426       451,496
      Costs of product sales      3,736,817       5,074,266     3,668,532
      Research and development       64,381          64,143        11,746
      General and administrative    875,833         905,950       773,894
      Amortization of goodwill            -          67,587        67,587
      Writedown of goodwill               -               -     4,348,633
                                  5,335,520       6,629,372     9,321,888

        Loss from continuing
         operations before other
         income (expense)          (562,907)       (119,579)   (4,823,898)

    Other income (expense):
      Interest income                 8,150          24,781         5,767
      Interest expense              (19,233)       (106,817)      (79,283)
      Gain on sale of real estate   161,070          28,936       161,069
                                    149,987         (53,100)       87,553
        Loss from continuing
         operations                (412,920)       (172,679)   (4,736,345)

    Discontinued operations:
      Loss from operations of
       discontinued gear division        --        (315,126)           --
      Loss on disposal of gear
       division including
       operating losses during
       phase-out period            (184,971)             --            --
                                   (184,971)       (315,126)           --

        Net loss                  $(597,891)       (487,805)   (4,736,345)

        EBITDA from continuing
         operations                 (50,858)        319,650    (4,202,904)

        EBITDA                     (235,829)        281,716    (4,202,904)

        Net loss per common
         share - basic and
         diluted
          Continuing operations       $(.02)           (.01)         (.27)
          Discontinued operations      (.01)           (.02)           --
                                      $(.03)           (.03)         (.27)

        EBITDA per common share
         from continuing operations     $--             .02          (.24)

        EBITDA per common share       $(.01)            .02          (.24)

    Weighted average number of
     shares of common stock
     outstanding                 18,624,606      17,435,414    17,670,511

                   UQM TECHNOLOGIES, INC. AND SUBSIDIARIES
                         Consolidated Balance Sheets

                                                   June 30,       March 31,
     Assets                                          2002           2002
                                                 (unaudited)
    Current assets:
      Cash and cash equivalents                   $2,434,960      1,411,509
      Accounts receivable                          2,561,740      2,662,554
      Costs and estimated earnings in excess
       of billings on uncompleted contracts          422,411        442,213
      Inventories                                  4,242,004      4,636,312
      Prepaid expenses                               439,277        220,528
      Equipment of discontinued operations
       held for sale, net                                 --      1,253,432
      Other                                              125        130,934
        Total current assets                      10,100,517     10,757,482

    Property and equipment, at cost:
      Land                                           181,580        181,580
      Building                                     1,329,840      1,247,265
      Machinery and equipment                      8,747,891      8,622,471
                                                  10,259,311     10,051,316
      Less accumulated depreciation               (5,864,161)    (5,482,194)
        Net property and equipment                 4,395,150      4,569,122

    Patent and trademark costs, net of accumulated
     amortization of $232,030 and $219,084           748,658        757,059

    Other assets                                      45,872         45,872

                                                 $15,290,197     16,129,535

    Liabilities and Stockholders' Equity

    Current liabilities:
      Accounts payable                            $2,448,988      2,693,312
      Other current liabilities                      691,322        568,554
      Current portion of deferred gain on
       sale of real estate                           161,070        322,139
      Current portion of long-term debt               64,774        562,043
      Term debt and accrued future losses of
       discontinued operations                            --        789,960
      Revolving line-of-credit                            --      2,254,000
      Billings in excess of costs and estimated
       earnings on uncompleted contracts             156,869        382,739
        Total current liabilities                  3,523,023      7,572,747

    Long-term debt, less current portion             470,907      1,108,023
        Total liabilities                          3,993,930      8,680,770

    Stockholders' equity:
      Common stock, $.01 par value, 50,000,000 shares
       authorized; 18,842,888 and 17,679,848 shares
       issued                                        188,429        176,798
      Additional paid-in capital                  55,876,403     51,444,359
      Accumulated deficit                        (44,355,269)   (43,757,378)
      Accumulated other comprehensive income        (384,300)      (384,300)
      Note receivable from officer                   (28,996)       (30,714)
        Total stockholders' equity                11,296,267      7,448,765

    Commitments                                 $ 15,290,197     16,129,535

                   UQM TECHNOLOGIES, INC. AND SUBSIDIARIES
                    Consolidated Segment Operating Results
                                 (unaudited)

                                                 Quarter Ended
                                   June 30,        June 30,      March 31,
                                     2002            2001           2002

    Technology:
      Revenue                      $845,821         955,516     1,048,991
      Net earnings (loss) from
       continuing operations           (500)       (143,918)      339,155
      Net earnings (loss)              (500)       (143,918)      339,155

    Mechanical products:
      Revenue                     1,094,963         932,535       900,555
      Net earnings (loss) from
       continuing operations          5,354          36,418       (14,890)
      Net loss                     (179,617)       (278,708)      (14,890)

    Electronic products:
      Revenue                     2,831,829       4,621,742     2,548,444
      Net loss from continuing
       operations                  (417,774)        (65,179)   (5,060,610)
      Net loss                     (417,774)        (65,179)   (5,060,610)

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